                                                       RULE NO. 424(b)(3)
                                                       REGISTRATION NO. 33-59559


PRICING SUPPLEMENT NO. 8
(To Prospectus Supplement dated August 16, 1995
and Prospectus dated June 26, 1995)

                                 $150,000,000
                        COUNTRYWIDE FUNDING CORPORATION

                      6 7/8% NOTES DUE SEPTEMBER 15, 2005
                           PAYMENT OF PRINCIPAL AND
                    INTEREST UNCONDITIONALLY GUARANTEED BY

                             LOGO COUNTRYWIDE(SM)
                             ----------------------
                             CREDIT INDUSTRIES, INC.

                               ----------------

  Interest on the 6 7/8% Notes due September 15, 2005 (the "Notes") is payable on March 15 and September 15 of each year, commencing on March 15, 1996. The Notes may not be redeemed by Countrywide Funding Corporation ("CFC") prior to maturity. The Notes will be issued only in the form of a single global note registered in the name of the nominee of The Depository Trust Company. See "Description of the Notes" herein.

  The Notes will constitute unsecured and unsubordinated indebtedness of CFC and will rank pari passu in right of payment with CFC's other unsecured and unsubordinated indebtedness. As of August 31, 1995, Countrywide Credit Industries, Inc. (the "Guarantor") did not have any secured indebtedness outstanding, and CFC had $967,117,901 aggregate principal amount of secured indebtedness outstanding. As of such date, CFC had $4,312,053,875 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness will rank pari passu in right of payment with the Notes.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED UPON THE ACCURACY  OR ADEQUACY OF  THIS PRICING SUPPLEMENT,  THE
     PROSPECTUS SUPPLEMENT OR  THE PROSPECTUS. ANY  REPRESENTATION TO  THE
      CONTRARY IS A CRIMINAL OFFENSE.

   THE ATTORNEY  GENERAL OF  THE STATE  OF NEW  YORK HAS  NOT PASSED  ON OR
      ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            Price to   Underwriting Proceeds to
                                           Public(1)     Discount      CFC(1)
--------------------------------------------------------------------------------
Per Note................................    99.647%       .650%       98.997%
--------------------------------------------------------------------------------
Total...................................  $149,470,500   $975,000   $148,495,500
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from September 26, 1995.

                               ----------------

  The Notes are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery through the facilities of The Depository Trust Company on or about September 26, 1995.

                               ----------------

LEHMAN BROTHERS

                 GOLDMAN, SACHS & CO.

                               MERRILL LYNCH & CO.

                                                           SALOMON BROTHERS INC

September 21, 1995

                            DESCRIPTION OF THE NOTES

  The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus Supplement as "Notes" and in the Prospectus as "CFC Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the terms and provisions of the Notes in the Prospectus Supplement and the CFC Debt Securities in the Prospectus. Terms used but not defined herein are used herein as defined in the Prospectus Supplement or Prospectus to which this Pricing Supplement is attached.

GENERAL

  The Notes constitute Medium-Term Notes, Series D, described in the accompanying Prospectus Supplement and Prospectus. The aggregate principal amount of the Notes in this offering is $150,000,000. The Notes will be Fixed Rate Notes and will be initially issued as Book-Entry Notes in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Specified Currency for the Notes will be U.S. dollars. The trade date for the Notes is September 21, 1995. The Stated Maturity Date for the Notes will be September 15, 2005.

  Reference is made to the accompanying Prospectus Supplement and Prospectus for a detailed summary of additional provisions of the Notes.

INTEREST

  The Notes will bear interest at the rate set forth on the cover page of this Pricing Supplement from September 26, 1995 or the most recent Interest Payment Date to which interest has been paid or provided for, payable on March 15 and September 15 of each year, commencing March 15, 1996. The Record Date for any Interest Payment Date will be March 1 or September 1 immediately preceding the applicable Interest Payment Date. Payments of the principal of and interest on the Notes will be payable as described in the accompanying Prospectus Supplement and Prospectus.

REDEMPTION AND REPAYMENT

  The Notes may not be redeemed by CFC, or repaid at the option of the Holders, prior to maturity and will not be entitled to the benefit of any sinking fund.

GUARANTEE

  The Notes will be unconditionally guaranteed by the Guarantor as to payment of principal and interest, when and as the same shall become due and payable, whether at maturity or otherwise.

                               OFFERING AND SALE

  Subject to the terms of a Terms Agreement, dated September 21, 1995 (the "Terms Agreement"), between CFC and Lehman Brothers Inc., Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (the "Underwriters"), CFC has agreed to sell to the Underwriters, and the Underwriters have agreed severally to purchase, the respective principal amounts of Notes set forth opposite their names below:

                                                                PRINCIPAL AMOUNT
   UNDERWRITERS                                                     OF NOTES
   ------------                                                 ----------------
   Lehman Brothers Inc.........................................   $ 37,500,000
   Goldman, Sachs & Co. .......................................     37,500,000
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................     37,500,000
   Salomon Brothers Inc .......................................     37,500,000
                                                                  ------------
     Total.....................................................   $150,000,000
                                                                  ============

  Under the terms and conditions of the Terms Agreement, the Underwriters are committed to take and pay for all of such Notes, if any are taken.

  The Underwriters propose to offer the Notes initially at the price to public set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .400% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .250% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Notes are a new issue of securities with no established trading market. CFC has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  CFC has agreed to indemnify the Underwriters against certain liabilities as described in the accompanying Prospectus Supplement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement, the Prospectus Supplement or the Prospectus in connection with the offering covered by this Pricing Supplement, the Prospectus Supplement and the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by CFC, the Guarantor or any Underwriter. This Pricing Supplement, the Prospectus Supplement and the Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, the Notes in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Pricing Supplement, the Prospectus Supplement and the Prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Pricing Supplement, the Prospectus Supplement or the Prospectus or in the affairs of CFC or the Guarantor since the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                               Pricing Supplement

Description of the Notes..................................................   P-2
Offering and Sale.........................................................   P-2

                             Prospectus Supplement

Risk Factors..............................................................   S-2
Description of Notes......................................................   S-4
Certain Federal Income Tax Considerations.................................  S-21
Plan of Distribution of Notes.............................................  S-25
Validity of Notes.........................................................  S-26

                                   Prospectus

Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
The Company and CFC.......................................................     3
Use of Proceeds...........................................................     4
Selected Consolidated Financial Data......................................     5
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................     6
Description of Capital Stock..............................................    18
Description of Debt Securities and Guarantees.............................    20
Plan of Distribution......................................................    27
Validity of Securities....................................................    28
Experts...................................................................    28
Index to Financial Statements.............................................   F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                $150,000,000

                                 COUNTRYWIDE
                                   FUNDING
                                 CORPORATION

                      6 7/8% NOTES DUE SEPTEMBER 15, 2005

                            PAYMENT OF PRINCIPAL AND
                            INTEREST UNCONDITIONALLY
                                 GUARANTEED BY

                            LOGO COUNTRYWIDE(SM)
                            ----------------------
                            CREDIT INDUSTRIES, INC.

                                ---------------

                              PRICING SUPPLEMENT
                              September 21, 1995

                                ---------------

                                LEHMAN BROTHERS

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                              SALOMON BROTHERS INC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------